FOR IMMEDIATE RELEASE
For more information, contact:
Richard L. Bergmark, + 1 713 328 2101
Fax: +1 713 328 2151

CORE LAB REPORTS EPS OF $1.25 FOR Q4 2009, EX-ITEMS;
ANNUAL FCF OF $7.06 PER SHARE SETS RECORD;
ROIC LEADS INDUSTRY PEER GROUP;
COMPANY INCREASES DIVIDEND 20% AND PROPOSES STOCK SPLIT

AMSTERDAM (10 February 2010) - Core Laboratories N.V. (NYSE: "CLB") reported fourth quarter 2009 earnings per diluted share (EPS) of $1.25, excluding $0.13 EPS related to devaluation of assets in Venezuela and other foreign currency exchange losses and $0.12 due to a change in Mexico’s tax laws.  Fourth quarter 2009 net income was $23,617,000, and revenue totaled $181,599,000, a sequential quarterly increase of 8% and a decrease of less than 10% from the year-earlier quarter.  Operating income, excluding the effects of devaluation of assets in Venezuela and other foreign currency exchange losses was $47,198,000, yielding operating margins, defined as operating income divided by revenue, of 26%.  Free cash flow (FCF), defined as cash from operations minus capital expenditures, was $29,700,000 for the fourth quarter of 2009.

As reported last quarter, the Company has established an internal performance target of achieving, every quarter, a return on invested capital (ROIC) in the top decile of the 31 companies listed as its Bloomberg Peers.  Based on Bloomberg’s calculations for the third quarter of 2009, which is the latest comparable data available, Core’s ROIC was the highest of the oilfield services Peer Group and more than three times its average.

For the fourth quarter of 2009, Core’s Reservoir Description operations, which focus on international crude-oil-related projects, posted sequentially higher quarterly revenue but modestly lower year-over-year quarterly revenue and operating income.  Large-scale core analysis and reservoir fluids projects continued in the deepwater areas offshore West Africa and Brazil, as well as in the offshore and onshore areas in the Middle East and Asia Pacific.

Production Enhancement operations, with more exposure to North American markets,  posted an excellent quarter, with sequential quarterly increases in revenue, operating income, and operating margins.  The Company’s HEROTM line of perforating systems continued to increase market penetration, and Core’s fracture diagnostics technology is becoming an important component for successful multistage well stimulations and completions.

Reservoir Management operations, internationally focused like Reservoir Description operations, reported fourth quarter 2009 revenues, operating income, and operating margins that were higher than similar third quarter 2009 totals.  Reservoir Management continues to benefit from increased interest in large, integrated petrophysical, sedimentological, mineralogical, and geochemical datasets from prospective pre-salt and post-salt reservoirs and crude oils along both South Atlantic offshore margins.

For all operations in 2009, Core reported revenue of $695,539,000, down 11% from 2008, and net income of $113,604,000.  The Company reported 2009 diluted EPS of $4.87, down from $5.48 in 2008.  Excluding the impact of the devaluation in Venezuela,  other foreign exchange gains, a settlement of a contingent liability, and the change in effective tax rate, Core’s full year 2009 adjusted diluted EPS was $4.95.  Free cash flow for the year totaled a record $164,584,000, or $7.06 per diluted share, an increase of over 32%, or $40,300,000, over 2008 levels.

On 14 January 2010, Core’s Board of Supervisory Directors (the “Board”) approved a 20% increase to the next quarterly dividend scheduled for distribution the first quarter of 2010.  In addition, on 10 February 2010, the Board approved a 2-for-1 stock split of  Core’s issued common shares, pending shareholder approval of the proposal and all relevant amendments to the Company’s articles of association at the upcoming Annual Shareholder Meeting scheduled for 13 May 2010.  The Board’s resolution approving the stock split projects a record date for the stock split of 30 June 2010 and a payment date on or about 7 July 2010.

Segment Highlights

Core Laboratories reports results under three operating segments: Reservoir Description, Production Enhancement, and Reservoir Management.

Reservoir Description

Reservoir Description operations reported quarterly revenue of $107,457,000, up 6% over third quarter 2009 totals, but down 1% from fourth quarter 2008 totals.  Year-over-year quarterly operating income, excluding the effects of devaluation of assets in Venezuela and other foreign currency exchange losses decreased 4% to $25,958,000, while margins were 24%.

Because of the Company’s multiyear de-emphasis on Venezuelan operations, the total impact of the recent devaluation of the bolivar was only about $2,700,000, of which $2,400,000 was related to Reservoir Description operations.  Core intends to further downsize Venezuelan operations.

Reservoir Description results were underpinned by large-scale core analysis and reservoir fluids phase-behavior projects, along with crude oil testing, inspection, distillation, fractionation, and characterization studies that continued in key international markets.  Especially active were both pre-salt and post-salt reservoir and crude oil studies in the deepwater offshore West Africa and eastern Brazil.  Middle East projects of note continued for several Iraqi fields, as did studies of reservoir rocks and fluids from Kuwait, Qatar, Saudi Arabia, and the United Arab Emirates.  Results from these studies will be used to maintain or boost current production capacities.

Production Enhancement

Production Enhancement operations posted fourth quarter 2009 revenue of $61,140,000 and operating income of $17,706,000, yielding margins of 29%.  Fourth quarter revenue, operating income, and margins all increased from third quarter 2009 levels primarily because of increased market penetration by the Company’s HEROTM High Efficiency Reservoir Optimization line of perforating systems, increased demand for Core’s proprietary and patented fracture diagnostics technology, and increased activity in North America.

Core’s HEROTM, SuperHEROTM, and SuperHERO Plus+TM perforating systems now make up over 60% of all systems manufactured and sold by the Company.  The superior perforating technology results in higher initial hydrocarbon flow rates and enhanced ultimate hydrocarbon recovery from the reservoir.  Moreover, HERO technology is proving to be effective not only in North American tight-gas sand and gas-shale reservoirs, but also in carbonate and conventional clastic reservoirs in the Middle East and Asia Pacific.

Core’s SpectraChem® Plus+ fracture diagnostics technology is proving to be important to successful multistage well stimulation and completion programs.  SpectraChem® Plus+ datasets enable operators to determine which horizontal stage or stages have not been effectively stimulated in wells containing up to 30 frac stages.  In addition, laboratory-based cation exchange analysis datasets can be used to help determine whether frac stages have contaminated fresh water aquifers, a subject currently under industry debate.

Reservoir Management

Reservoir Management operations posted fourth quarter 2009 revenue, operating income, and operating margins that were sequentially higher than similar totals from the third quarter of 2009.  Revenue reached $13,002,000, and operating income was $4,160,000, yielding operating margins of 32%.

Reservoir Management has completed, or continues to work on, eleven large-scale regional pre-salt and post-salt reservoir and crude oil studies for both offshore South Atlantic margins.  These studies evaluate the pre-salt and post-salt reservoir potential and the geochemistry of crude oil sourced from pre-salt lacustrine carbonates and shales and post-salt marine-deposited shales.  Core currently has plans to add more regional studies on both South Atlantic margins in response to increasing oil company requests.

Return On Invested Capital

As reported in the third quarter of 2009, the Company has established an internal performance target of achieving an ROIC, every quarter, in the top decile of the 31 companies listed as its Bloomberg Peers.  The Company believes that ROIC is a leading performance metric used by shareholders in determining the relative investment value of publicly traded companies.  Further, the Company believes its shareholders will benefit if it consistently performs at the highest ROIC levels among its Bloomberg Peers.  According to financial information from Bloomberg, Core Laboratories’ third quarter 2009 ROIC was the highest of any of the oilfield service companies listed and was more than three times the Peer Group average.  Several other Peer companies failed to post ROIC that exceeded their weighted average cost of capital, thereby destroying capital and shareholder value.

Third quarter 2009 results were the most recent available from Bloomberg for the entire oilfield sector.  Peer companies listed by Bloomberg include Halliburton, Dril-Quip, Superior Energy Services, Schlumberger, Tidewater, Carbo Ceramics, Oil States International, Baker Hughes, BJ Services and Key Energy Services, among others.  Core will compare oilfield services sector returns for the fourth quarter 2009 in its first quarter 2010 earnings release.

Free Cash Flow, Share Count, Share Repurchase Program, Cash, and Quarterly Dividend

For the fourth quarter of 2009, Core generated approximately $37,000,000 in cash from operations and had $7,300,000 in capital expenditures, yielding a free cash flow of almost $29,700,000.  Free cash flow for 2009 reached approximately $164,600,000, or $7.06 per diluted share, both all-time highs for any full year of cash generation. Core's 2009 average outstanding diluted share count of 23,328,000 is one of the lowest in over a decade.

Due to continued increases in the Company’s share price, Core increased its GAAP-reported diluted share count during the fourth quarter as a result of its outstanding Senior Exchangeable Notes (the “Notes”), of which $239 million remain outstanding. Core’s average share price for the quarter was approximately $109.00, which exceeded the Notes’ conversion strike price of $93.00.  Therefore, a proportionate number of shares was added to the GAAP diluted share total for future settlement of the Notes, which mature in 2011.  Core added approximately 385,000 shares to its diluted share count, which will be more than offset by the approximately 687,000 shares purchased during the first quarter of 2010 under the Company’s Share Repurchase Program.  No new shares were actually issued by Core in the quarter, and the actual issuance of any new shares related to the Notes will not occur until the Notes’ settlement.

Year-end cash balances reached $181,000,000, or $7.65 per diluted share, the highest quarter-ending level ever reported by Core.  In addition, indebtedness, net of cash, was reduced to $58,000,000 from the year-ago total of $203,000,000, a decrease of $145,000,000, or nearly 72%.  Net debt-to-capitalization at year end was less than 9%.

On 24 November 2009, the Company continued its quarterly cash dividend of $0.10 per share.  Dutch withholding tax was deducted from the dividend at a rate of 15%.  On 14 January 2010, the Company’s Board approved a 20% increase to the next quarterly dividend scheduled for distribution the first quarter of 2010.  The Board is confident that the Company’s free cash generation is more than adequate to support the quarterly dividend increase to $0.12 per diluted share.

Proposed Stock Split

On 10 February 2010, Core’s Board approved a 2-for-1 stock split of Core’s issued common shares, pending shareholder approval of the proposal and all relevant amendments to the Company’s articles of association at the upcoming Annual Shareholder Meeting scheduled for 13 May 2010.  The Board’s resolution approving the stock split projects a record date for the stock split of 30 June 2010, payable on or about 7 July 2010.  The stock split will be effected by the issuance of one common share for each common share held.  After the stock split, if approved by the shareholders, Core will have approximately 47,000,000 diluted shares outstanding.  Core believes this action will eventually lead to increased trading volume of CLB shares, while increasing share liquidity.  Currently, the Company trades an average of approximately 210,000 shares per day on the NYSE.

Q1 2010 Earnings Guidance

For the first quarter of 2010, Core expects revenue of approximately $180,000,000 and EPS between $1.20 and $1.25.  The midpoint of this guidance would result in operating margins of approximately 26%.  In general, the Company believes that activities, workflows, and operating margins outside North America will increase 5% to 10% in 2010 and that North American activity levels will increase in response to moderately increasing natural gas prices.  In addition, the North American rig count is increasing.

This first quarter 2010 guidance excludes any gains or losses that may originate from the repurchase of outstanding debt, any effects of foreign currency translations, and assumes an effective tax rate of approximately 31% to 32%.  In addition, first quarter 2010 EPS guidance does not consider shares that may be repurchased by the Company or shares that may be added to the share count relative to amounts outstanding on Core’s Senior Exchangeable Notes.  The Company is unable at this time to provide 2010 full-year guidance with a high degree of confidence.

Adjustment to Senior Exchangeable Notes Exchange Rate

The dividends described herein will result in an adjustment to the Exchange Rate on our Senior Exchangeable Notes. The new exchange rate will be 10.8120 per $1,000 principal amount of the outstanding notes and is effective 26 January 2010.

The Company has scheduled a conference call to discuss this quarter's earnings announcement. The call will begin at 7:30 a.m. CST on Thursday, 11 February 2010. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law.  The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2008 Form 10-K filed on 20 February 2009, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.  The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release.

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	31 December 2009	31 December 2008	31 December 2009	31 December 2008

REVENUES	$181,599	$201,188	$695,539	$780,836

OPERATING EXPENSES:
Costs of services and sales	120,565	130,194	457,769	514,782
General and administrative expenses	7,777	9,341	30,372	31,646
Depreciation and amortization	6,181	5,696	23,818	21,773
Other expense (income), net	2,800	3,542	(3,202)	5,580

OPERATING INCOME	44,276	52,415	186,782	207,055
Gain on repurchase of senior exchangeable notes	-	2,829	-	2,829
Interest expense	3,988	4,235	15,523	21,610

INCOME BEFORE INCOME TAX EXPENSE	40,288	51,009	171,259	188,274
Income tax expense	16,511	15,732	57,164	56,766
NET INCOME	23,777	35,277	114,095	131,508
NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	160	59	491	342
NET INCOME ATTRIBUTABLE TO CORE LABORATORIES N.V.	$23,617	$35,218	$113,604	$131,166

Diluted Earnings Per Share:	$1.00	$1.51	$4.87	$5.48

WEIGHTED AVERAGE DILUTED COMMON
SHARES OUTSTANDING	23,677	23,289	23,328	23,944

SEGMENT INFORMATION:

Revenues:
Reservoir Description	$107,457	$108,730	$414,934	$435,425
Production Enhancement	61,140	75,439	230,652	293,017
Reservoir Management	13,002	17,019	49,953	52,394
Total	$181,599	$201,188	$695,539	$780,836

Operating income (loss):
Reservoir Description	$23,415	$24,175	$106,421	$101,783
Production Enhancement	17,706	21,266	65,076	93,025
Reservoir Management	4,160	5,946	14,620	16,224
Subtotal	45,281	51,387	186,117	211,032
Corporate and other	(1,005)	1,028	665	(3,977)
Total	$44,276	$52,415	$186,782	$207,055

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(Unaudited)

ASSETS:	31 December 2009	31 December 2008

Cash and Cash Equivalents	$181,045	$36,138
Accounts Receivable, net	133,758	144,293
Inventories, net	32,184	34,838
Other Current Assets	43,550	20,376
Total Current Assets	390,537	235,645

Property, Plant and Equipment, net	98,784	103,463
Intangibles, Goodwill and Other Long Term Assets, net	168,845	182,427
Total Assets	$658,166	$521,535

LIABILITIES AND SHAREHOLDERS' EQUITY:

Accounts Payable	$33,009	$41,588
Other Current Liabilities	73,399	54,102
Total Current Liabilities	106,408	95,690

Long-Term Debt and Lease Obligations	209,112	194,568
Other Long-Term Liabilities	60,888	42,992
Shareholders' Equity	281,758	188,285
Total Liabilities and Shareholders' Equity	$658,166	$521,535

CORE LABORATORIES N.V. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(amounts in thousands)
(Unaudited)

Twelve Months Ended
31 December 2009

CASH FLOWS FROM OPERATING ACTIVITIES	$181,873

CASH FLOWS FROM INVESTING ACTIVITIES	(18,540)

CASH FLOWS FROM FINANCING ACTIVITIES	(18,426)

NET CHANGE IN CASH AND CASH EQUIVALENTS	144,907
CASH AND CASH EQUIVALENTS, beginning of period	36,138
CASH AND CASH EQUIVALENTS, end of period	$181,045

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded items.  For this reason, we used certain non-GAAP measures that exclude these items; we felt that presentation provides the public a clearer comparison with the numbers reported in prior periods.

Reconciliation of Operating Income
(amounts in thousands)
Three Months Ended 31 December 2009
(Unaudited)

	Reservoir Description	Consolidated

Operating income	$23,415	$44,276
Devaluation related to Venezuela and other foreign exchange losses	2,543	2,922
Operating income excluding specific items	$25,958	$47,198

Three Months Ended 31 December 2008

Reservoir Description

Operating income	$24,175
Foreign currency loss	2,975
Operating income excluding specific items	$27,150

Reconciliation of Earnings Per Diluted Share
(Unaudited)

	Three Months Ended	Twelve Months Ended
	31 December 2009	31 December 2009

Earnings per diluted share	$1.00	$4.87
Devaluation related to Venezuela	0.12	0.12
Other foreign exchange (gains) losses (net of tax)	0.01	(0.05)
Gain on settlement of a contingent liability	-	(0.11)
Mexico tax rate adjustment	0.12	0.12
Earnings per diluted share excluding specific items	$1.25	$4.95

Computation of Cash per Diluted Share
(amounts in thousands, except per share data)
(Unaudited)

31 December 2009

Cash and cash equivalents	$181,045

Weighted average diluted common shares	23,677

Cash per diluted share	$7.65

Free Cash Flow

Core uses the non-GAAP measure of free cash flow and free cash flow per diluted share to evaluate its cash flows and results of operations. Free cash flow and free cash flow per diluted share are important measurements because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow and free cash flow per diluted share are not measures of operating performance under GAAP, and should not be considered in isolation nor construed as an alternative to operating income, net income, earnings per share, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. You should also not consider free cash flow and free cash flow per diluted share as a measure of liquidity. Moreover, since free cash flow and free cash flow per diluted share are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, free cash flow and free cash flow per diluted share as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow
(amounts in thousands, except per share data)
(Unaudited)

	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended
	31 December 2009	31 December 2009	31 December 2008

Net cash provided by operating activities	$36,959	$181,873	$155,207
Less: capital expenditures	(7,295)	(17,289)	(30,950)
Free cash flow	$29,664	$164,584	$124,257

Weighted average diluted common shares	23,677	23,328	23,944

Free cash flow per diluted share	$1.25	$7.06	$5.19

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